Exhibit 5.2

November 3, 2010

Kilroy Realty Corporation

Kilroy Realty, L.P.

12200 W. Olympic Boulevard, Suite 200

Los Angeles, CA 90064

Re:	Registration Statement Nos. 333-153584 and 333-153584-01 $325,000,000 Aggregate Principal Amount of 5.000% Notes due 2015

Ladies and Gentlemen:

We have acted as special counsel to Kilroy Realty, L.P., a Delaware limited partnership (the “Company”), and Kilroy Realty Corporation, a Maryland corporation (the “Guarantor”), in connection with the issuance of $325,000,000 aggregate principal amount of the Company’s 5.000% Notes due 2015 (the “Notes”) and the guarantees of the Notes (the “Guarantees”) by the Guarantor pursuant to an indenture dated as of November 3, 2010 (the “Indenture”), by and among U.S. Bank National Association, as trustee (the “Trustee”), the Company and the Guarantor, and pursuant to: (i) a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on September 19, 2008, as amended on September 15, 2010 by post-effective amendment no. 1 thereto (Registration Nos. 333-153584 and 333-153584-01) (as so filed and as amended, the “Registration Statement”); (ii) a base prospectus dated September 15, 2010 (the “Base Prospectus”); (iii) a prospectus supplement dated October 28, 2010 filed with the Commission pursuant to Rule 424(b) under the Act (the “Prospectus Supplement,” and together with the Base Prospectus, the “Prospectus”); and (iv) an underwriting agreement dated October 27, 2010 by and among the Company, the Guarantor, Barclays Capital Inc., Banc of America Securities LLC, and J.P. Morgan Securities LLC, as representatives of the several underwriters named therein (the “Underwriting Agreement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus, other than as expressly stated herein with respect to the issuance of the Notes and the Guarantees.

November 3, 2010

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company, the Guarantor, and others as to factual matters without having independently verified such factual matters. We are opining herein as to the internal laws of the State of New York and the Delaware Revised Uniform Limited Partnership Act (“DRULPA”), and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state. Various matters concerning Maryland law are addressed in the opinion of Ballard Spahr LLP, separately provided to you, and we express no opinion with respect to those matters, and to the extent elements of those opinions are necessary to the conclusions expressed herein, we have, with your consent, assumed such matters.

Subject to the foregoing and the other matters set forth herein, as of the date hereof:

1. Assuming due authorization by the Guarantor on its own behalf and in its capacity as the sole general partner of the Company, when executed, issued and authenticated in accordance with the terms of the Indenture and the Prospectus, and delivered against payment therefor in the circumstances contemplated by the Underwriting Agreement, the Notes will be legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

2. Assuming due authorization by the Guarantor on its own behalf and in its capacity as the sole general partner of the Company, when executed in accordance with the terms of the Indenture and the Prospectus, and delivered against payment therefor in the circumstances contemplated by the Underwriting Agreement, the Guarantees will be legally valid and binding obligations of the Guarantor, enforceable against the Guarantor in accordance with their terms.

Our opinions are subject to: (i) the effect of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought; (iii) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; and (iv) we express no opinion as to (a) any provision for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty, (b) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies or judicial relief, (c) the waiver of rights or defenses contained in Section 4.06 of the Indenture, (d) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy, (e) any provision permitting, upon acceleration of the Notes, collection of that portion of the stated principal amount thereof which might be determined to constitute unearned interest thereon, (f) any provision to the extent it requires that a claim with respect to the Notes (or a judgment in respect of such a claim) be converted into U.S. dollars at a rate of exchange at a particular date, to the extent applicable law otherwise provides, (g) provisions purporting to make a guarantor primarily liable rather than as a surety and provisions purporting to waive modifications of any guaranteed obligation to the extent such modification constitutes a novation, (h) advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or at law, or other procedural rights, (i) waivers of broadly or vaguely stated rights, (j) provisions for exclusivity, election or cumulation of rights or remedies, (k) proxies, powers and trusts, (l) provisions prohibiting, restricting, or requiring consent to assignment or transfer of any right or property, and (m) the severability, if invalid, of provisions to the foregoing effect.

November 3, 2010

With your consent, we have assumed for purposes of this opinion that (i) each of the parties to the Indenture, the Notes and the Guarantees (collectively, the “Documents”) other than the Company is (a) duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (b) has the requisite power and authority to execute and deliver and to perform its obligations under each of the Documents to which it is a party, and (c) has duly authorized, executed and delivered each such Document, (ii) with respect to each of the parties to the Documents other than the Company and the Guarantor, each Document to which it is a party constitutes its legally valid and binding agreement, enforceable against it in accordance with its terms, (iii) the Notes and the Guarantees have been duly authorized for issuance by all necessary corporate action by the Guarantor on its own behalf and in its capacity as the general partner of the Company, (iv) the Indenture has been duly authorized by all necessary corporate action by the Guarantor on its own behalf and in its capacity as the general partner of the Company and has been duly executed and delivered by the Guarantor on its own behalf and in its capacity as the general partner of the Company, (v) the status of the Documents as legally valid and binding obligations of the parties is not affected by any (a) breaches of, or defaults under, agreements or instruments, (b) violations of statutes, rules, regulations or court or governmental orders, or (c) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities, and (vi) the Trustee is in compliance, generally and with respect to acting as Trustee under the Indenture, with all applicable laws and regulation.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Company’s Form 8-K dated November 3, 2010 and to the reference to our firm contained in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP